EXHIBIT 10.9

WESTBROOK CORPORATE CENTER

WESTCHESTER, ILLINOIS

OFFICE LEASE AGREEMENT

BETWEEN

EOP-WESTBROOK CORPORATE CENTER, L.L.C., a Delaware limited liability company
(“LANDLORD”)

AND

ONLINE DATA CORP., a Delaware corporation
(“TENANT”)

TABLE OF CONTENTS

I.	Basic Lease Information	1
II.	Lease Grant	3
III.	Adjustment of Commencement Date; Possession	3
IV.	Rent	4
V.	Compliance with Laws; Use	4
VI.	Security Deposit	4
VII.	Services to be Furnished by Landlord	5
VIII.	Leasehold Improvements	5
IX.	Repairs and Alterations	6
X.	Use of Electrical Services by Tenant	7
XI.	Entry by Landlord	7
XII.	Assignment and Subletting	7
XIII.	Liens	8
XIV.	Indemnity and Waiver of Claims	9
XV.	Insurance	9
XVI.	Subrogation	10
XVII.	Casualty Damage	10
XVIII.	Condemnation	10
XIX.	Events of Default	11
XX.	Remedies	11
XXI.	Limitation of Liability	12
XXII.	No Waiver	12
XXIII.	Quiet Enjoyment	13
XXIV.	Relocation	13
XXV.	Holding Over	13
XXVI.	Subordination to Mortgages; Estoppel Certificate	13
XXVII.	Attorneys’ Fees	14
XXVIII.	Notice	14
XXIX.	Excepted Rights	14
XXX.	Surrender of Premises	14
XXXI.	Miscellaneous	14
XXXII.	Entire Agreement	16

i

OFFICE LEASE AGREEMENT

     This Office Lease Agreement (the “Lease”) is made and entered into as of the 19 day of July, 2002, by and between EOP-WESTBROOK CORPORATE CENTER, L.L.C., a Delaware limited liability company (“Landlord”) and ONLINE DATA CORP., a Delaware corporation (“Tenant”).

I.	Basic Lease Information.

A.	“Building” shall mean the 5 office buildings located at Westbrook Corporate Center, Westchester, Illinois, and commonly known as One Westbrook Corporate, Two Westbrook Corporate Center, Three Westbrook Corporate Center, Four Westbrook Corporate Center and Five Westbrook Corporate Center; and, at Landlord’s option, shall include any other building constructed on the vacant land owned by Landlord adjacent to the existing office buildings in the Property (as hereinafter defined).

B.	“Rentable Square Footage of the Building” is deemed to be 1,101,920 square feet; provided, however, that in the event Landlord constructs another office building on the land which is part of the Property or elects to operate the individual office buildings comprising the Building as separate entities, the Rentable Square Footage of the Building and Tenant’s Pro Rata Share shall be appropriately adjusted by Landlord.

C.	“Premises” shall mean the area shown on Exhibit A to this Lease. The Premises are located on floor two (2) and known as suite number 220 at Two Westbrook Corporate Center. The “Rentable Square Footage of the Premises” is deemed to be 1,546 square feet. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

D.	“Base Rent”:

	Annual Rate	Annual	Monthly
Period	Per Square Foot	Base Rent	Base Rent
Mths. 1-12	$26.25	$40,582.56	$3,381.88 *
Mths. 13-24	26.75	41,355.48	3,446.29
Mths. 25-36	27.25	42,128.52	3,510.71
Mths. 37-48	27.75	42,901.56	3,575.13
Mths. 49-60	28.25	43,674.48	3,639.54

*Notwithstanding Paragraphs I.D above to the contrary, as long as Tenant is not in default, Tenant shall be entitled to an abatement of Base Rent in the amount of $3,381.88 per month for one (1) full calendar month of the Lease Term, beginning with the first (1st) full calendar month (the “Base Rent Abatement Period”). The total amount of Base Rent abated during the Base Rent Abatement Period shall equal Three Thousand Three Hundred Eighty One and 88/100 Dollars ($3,381.88) (the “Abated Base Rent”). In the event Tenant defaults at any time during the Lease Term, all Abated Base Rent shall immediately become due and payable. The payment by Tenant of the Abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. During the Base Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

E.	“Term”: A period of sixty (60) months and zero (0) days. The Term shall commence on March 1, 2002, (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on February 28, 2007, (the “Termination Date”). However, if Landlord is required to Substantially Complete (defined in Section III.A) any Landlord Work (defined in Section I.M.) prior to the Commencement Date under the terms of a Work Letter (defined in Section I.M): (1) the date set forth in the prior sentence as the “Commencement Date” shall instead be defined as the “Target Commencement Date” by which date Landlord will use reasonable efforts to Substantially Complete the Landlord Work; and (2) the actual “Commencement Date” shall be the date on which the Landlord Work is Substantially Complete, as determined by Section III.A. In such circumstances, the Termination Date will instead be the last day of the Term as determined based upon the actual Commencement Date. Landlord’s failure to Substantially Complete the Landlord Work by the Target Commencement Date shall not be a default by Landlord or otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement in the form attached as Exhibit C.

F.	Tenant allowance(s): Landlord shall provide the Landlord Work as set forth on Exhibit D attached hereto.

G.	“Security Deposit”: $3,381.88.

H.	“Guarantor(s)”: None.

I.	“Broker(s)”: Ash Realty Brokerage, Inc..

J.	“Permitted Use”: General office use.

K.	“Notice Addresses”: Tenant:

On and after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Two Westbrook Corporate Center
Suite 200
Westchester, Illinois 60154

Phone #: 708-947-2711

Landlord:	With a copy to:

EOP-Westbrook Corporate Center,	Equity Office Properties
L.L.C.	Two North Riverside Plaza
c/o Equity Office Properties	Suite 2200
One Westbrook Corporate Center	Chicago, Illinois 60606
Suite 120	Attention: Central Regional Counsel
Westchester, Illinois 60154
Attention: Building Manager

Rent (defined in Article IV) is payable to the order of Equity Office Properties at the following address:

Equity Office Properties DBA Westbrook Corp Center 23501 Network Place Chicago, IL 60673-1235

L.	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

M.	“Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”), if any, attached as Exhibit D. If a Work Letter is not attached to this Lease or if an attached Work Letter does not require Landlord to perform any work, the occurrence of the Commencement Date shall not be conditioned upon the performance of work by Landlord and, accordingly, Section III.A. shall not be applicable to the determination of the Commencement Date.

N. “Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

O.	“Normal Business Hours” for the Building shall mean 8:00 A.M. to 6:00 P.M. Mondays through Fridays and 8:00 A.M. to 1:00 P.M. on Saturdays, exclusive of Holidays.

P.	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the Building garage and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

II.	Lease Grant.

     Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as sidewalks, unreserved parking areas, common corridors, elevator foyers, restrooms, vending areas and lobby areas (the “Common Areas”).

III.	Adjustment of Commencement Date; Possession.

A.	The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work has been performed, other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use of the Premises. However, if Landlord is delayed in the performance of the Landlord Work as a result of any Tenant Delay(s) (defined below), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including, without limitation: (1) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (2) Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay; (3) changes requested or made by Tenant to previously approved plans and specifications; (4) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work; or (5) if the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

B.	Subject to Landlord’s obligation, if any, to perform Landlord Work and Landlord’s obligations under Section IX.B., the Premises are accepted by Tenant in “as is” condition and configuration. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Premises or the Building. If Landlord is delayed delivering possession of the Premises or any other space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space. If Landlord is not required to Substantially Complete Landlord Work before the Commencement Date, the Commencement Date shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party, and the Termination Date, at the option of Landlord, may be postponed by an equal number of days. If Landlord is required to Substantially Complete Landlord Work before the Commencement Date, the Commencement Date and Termination Date shall be determined by Section I.E.

C.	If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Article IV) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

IV.	Rent.

     As consideration for this Lease, Tenant shall pay Landlord, without any setoff or deduction, the total amount of Base Rent and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord. Additional Rent and Base Rent are sometimes collectively referred to as “Rent”. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the second full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to 5% of the past due Rent, provided that Tenant shall be entitled to a grace period of 5 days for the first 2 late payments of Rent in a given calendar year. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

V.	Compliance with Laws; Use.

     The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation of the Building. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations adopted by Landlord from time to time. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations.

VI.	Security Deposit.

     The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Tenant. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (1) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (2) the Termination Date. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

VII.	Services to be Furnished by Landlord.

A.	Landlord agrees to furnish Tenant with the following services: (1) Water service for use in the lavatories on each floor on which the Premises are located; (2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are standard for comparable buildings or as required by governmental authority. Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to receive HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time; (3) Maintenance and repair of the Property as described in Section IX.B.; (4) Janitor service on Business Days. If Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services; (5) Elevator service; (6) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article X; and (7) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

B.	Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of 3 consecutive Business Days as a result of the Service Failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant. In no event, however, shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article XV), arising out of or in connection with the failure of any security services, personnel or equipment.

VIII.	Leasehold Improvements.

     All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord, by written notice to Tenant within 30 days prior to the Termination Date, may require Tenant to remove, at Tenant’s expense: (1) Cable (defined in Section IX.A) installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; and (2) any Leasehold Improvements that are performed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). Without limitation, it is agreed that Required Removables include internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type. The Required Removables designated by Landlord shall be removed by Tenant before the Termination Date, provided that upon prior written notice to Landlord, Tenant may remain in the Premises for up to 5 days after the Termination Date for the sole purpose of removing the Required Removables. Tenant’s possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within 30 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord. Notwithstanding the foregoing, Tenant, at the time it requests approval for a proposed Alteration (defined in Section IX.C), may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration will be designated as a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration, if any, will be considered to be Required Removables.

IX.	Repairs and Alterations.

A.	Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively; and (7) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section IX.C. below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

B.	Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible.

C.	Alterations. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (1) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (2) is not visible from the exterior of the Premises or Building; (3) will not affect the systems or structure of the Building; and (4) does not require work to be performed inside the walls or above the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section IX.C. Prior to starting work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 10% of the cost of the non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use.

X.	Use of Electrical Services by Tenant.

A.	Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (1) through inclusion in Base Rent (except as provided in Section X.B. for excess usage); (2) by a separate charge payable by Tenant to Landlord within 30 days after billing by Landlord; or (3) by separate charge billed by the applicable utility company and payable directly by Tenant. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Landlord shall be entitled to receive a fee (if permitted by Law) for the selection of utility companies and the negotiation and administration of contracts for electricity, provided that the amount of such fee shall not exceed 50% of any savings obtained by Landlord.

B.	Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right to separately meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods.

XI.	Entry by Landlord.

     Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent.

XII.	Assignment and Subletting.

A.	Except in connection with a Permitted Transfer (defined in Section XII.E. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not elect to exercise its termination rights under Section XII.B below. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Building; (4) Tenant is in default after the expiration of the notice and cure periods in this Lease; or (5) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

B.	As part of its request for Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall, by written notice to Tenant within 30 days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the Transfer in writing; or (2) exercise its right to terminate this Lease with respect to the portion of the Premises that Tenant is proposing to assign or sublet. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent. Tenant shall pay Landlord a review fee of $750.00 for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $750.00, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee.

C.	Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee), including brokerage fees, legal fees and construction costs. If Tenant is in Monetary Default (defined in Section XIX.A. below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord’s share of any excess).

D.	Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

E.	Tenant may assign its entire interest under this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (1) Tenant is not in default under this Lease; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; (4) the Permitted Use does not allow the Premises to be used for retail purposes; and (5) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.

XIII.	Liens.

     Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien, Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within 30 days after receipt of an invoice from Landlord.

XIV.	Indemnity and Waiver of Claims.

A.	Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Article XXVI) and agents (“Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s transferees, contractors or licensees.

B.	Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below), Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord, the Landlord Related Parties or any of Landlord’s contractors.

C.	Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (6) any act or omission of any party other than Landlord or Landlord Related Parties; and (7) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Article XV below.

XV.	Insurance.

     Tenant shall carry and maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (2) All Risk Property/Business Interruption Insurance, including flood and earthquake, written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”); (3) Workers’ Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute; and (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing any of Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name Tenant as a named insured and Landlord (or any successor), Equity Office Properties Trust, a Maryland real estate investment trust, EOP Operating Limited Partnership, a Delaware limited partnership, and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as additional insureds. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least 15 days prior to the expiration of the insurance coverage. So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value, as reasonably estimated by

Landlord. Except as specifically provided to the contrary, the limits of either party’s’ insurance shall not limit such party’s liability under this Lease.

XVI.	Subrogation.

     Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s Property, the Building, the Premises, any additions or improvements to the Building or Premises, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Related Parties or the negligence of Tenant or any Tenant Related Parties, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

XVII.	Casualty Damage.

A.	If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises has been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) a material uninsured loss to the Building occurs. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If Landlord does not terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and the Leasehold Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

B.	If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date the repair and restoration is started, then regardless of anything in Section XVII.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of Tenant, Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

XVIII.	Condemnation.

     Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasipublic use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord.

XIX.	Events of Default.

     Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:

A.	Tenant’s failure to pay when due all or any portion of the Rent, if the failure continues for 3 days after written notice to Tenant (“Monetary Default”).

B.	Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 10 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any particular term, provision or covenant of the Lease on 3 occasions during any 12 month period, Tenant’s subsequent violation of such term, provision or covenant shall, at Landlord’s option, be an incurable event of default by Tenant.

C.	Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

D.	The leasehold estate is taken by process or operation of Law.

E.	In the case of any ground floor or retail Tenant, Tenant does not take possession of, or abandons or vacates all or any portion of the Premises.

F.	Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including, without limitation, any lease or agreement for parking.

XX.	Remedies.

A.	Upon any default, Landlord shall have the right without notice or demand (except as provided in Article XIX) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

1.	Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant’s Property and any party occupying all or any part of the Premises. Tenant shall pay Landlord on demand the amount of all past due Rent and other losses and damages which Landlord may suffer as a result of Tenant’s default, whether by Landlord’s inability to relet the Premises on satisfactory terms or otherwise, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all costs and expenses incurred by Landlord in reletting or attempting to relet the

Premises, including, without limitation, reasonable legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

2.	Terminate Tenant’s right to possession of the Premises and, in compliance with applicable Law, expel and remove Tenant, Tenant’s Property and any parties occupying all or any part of the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease unless a written notice of termination is given to Tenant.

3.	In lieu of calculating damages under Sections XX.A.1 or XX.A.2 above, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined in Section XX.B. below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.

B.	Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under the Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Landlord declares Tenant to be in default, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the Prime Rate plus 4%. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located. Forbearance by Landlord to enforce one or more remedies shall not constitute a waiver of any default.

XXI.	Limitation of Liability.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE XXVI BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE XXVI BELOW) ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

XXII.	No Waiver.

     Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

XXIII.	Quiet Enjoyment.

     Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Related Parties.

XXIV.	Relocation.

     Landlord, at its expense, at any time before or during the Term, may relocate Tenant from the Premises to reasonably comparable space (“Relocation Space”) within the Building or adjacent buildings within the same project upon 60 days’ prior written notice to Tenant. So long as Tenant is subleasing the adjacent Suite 200 consisting of approximately 8,092 rentable square feet from another tenant of the Building, Landlord and Tenant understand and agree that to be a ‘reasonably comparable space’ for purposes of this Section XXIV, the Relocation Space must be reasonably comparable to the combined space consisting of the Premises and such Suite 200 space. From and after the date of the relocation, “Premises” shall refer to the Relocation Space into which Tenant has been moved and the Base Rent shall be adjusted based on the rentable square footage of the Relocation Space, except that Base Rent shall be abated on 8,092 rentable square feet of the Relocation Space through the earlier of 1) July 31, 2003, and 2) the date of the expiration of the term of Tenant’s sublease for such Suite 200 space. Landlord shall pay Tenant’s reasonable costs for moving Tenant’s furniture and equipment and printing and distributing notices to Tenant’s customers of Tenant’s change of address and one month’s supply of stationery showing the new address.

XXV.	Holding Over.

     Except for any permitted occupancy by Tenant under Article VIII, if Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the greater of: (1) the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover; or (2) the fair market gross rental for the Premises as reasonably determined by Landlord. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.

XXVI.	Subordination to Mortgages; Estoppel Certificate.

     Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver an estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party’s actual knowledge, there is no default (or stating the nature of the alleged default) and indicating other matters with respect to the Lease that may reasonably be requested.

XXVII.	Attorneys’ Fees.

     If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

XXVIII.	Notice.

     If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article I, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

XXIX.	Excepted Rights.

     This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

XXX.	Surrender of Premises.

     At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property (defined in Article XV) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. Tenant shall also be required to remove the Required Removables in accordance with Article VIII. If Tenant fails to remove any of Tenant’s Property within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.

XXXI.	Miscellaneous.

A.	This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and

Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

B.	Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C.	Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease.

D.	Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

E.	Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

F.	Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

G.	Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

H.	Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

I.	The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Articles IV, VIII, XIV, XX, XXV and XXX shall survive the expiration or early termination of this Lease.

J.	Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

K.	All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

L.	Tenant, within 15 days after request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

XXXII.	Entire Agreement.

     This Lease and the following exhibits and attachments constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A (Outline and Location of Premises), Exhibit B (Rules and Regulations), Exhibit C (Commencement Letter), Exhibit D (Work Letter Agreement) and Exhibit E (Additional Provisions).

     Landlord and Tenant have executed this Lease as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD: EOP-WESTBROOK CORPORATE
CENTER L.L.C., a Delaware limited
liability company
/s/

Name (print):	By:	EOP Operating Limited Partnership, a
Delaware limited partnership, its
sole member

		By:	Equity Office Properties Trust, a
Name (print):			Maryland real estate investment
trust, its managing general partner

			By:	/s/ GEORGE KOHL

			Name:	GEORGE KOHL
			Title:	VICE PRESIDENT LEASING

WITNESS/ATTEST:	TENANT: ONLINE DATA CORP., a Delaware corporation
/s/

Name (print):	By:	/s/ JOHN R. RANTE

	Name:	JOHN R. RANTE
	Title:	PRESIDENT, CEO

Name (print):

EXHIBIT A

PREMISES

     This Exhibit is attached to and made a part of the Lease and is entered into by and between EOP-WESTBROOK CORPORATE CENTER, L.L.C., a Delaware limited liability company (“Landlord”) and ONLINE DATE CORP., a Delaware corporation (“Tenant”) for space in the Building located at Two Westbrook Corporate Center, Westchester, Illinois.

Equity Office

Second Floor Suite 220
N

Westbrook Corporate Center
Two Westbrook, Westchester, Illinois 60154

A-1

EXHIBIT B

BUILDING RULES AND REGULATIONS

     The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage (if any), the Property and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel.

4.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

8.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises. Damage to the Building by the installation, maintenance, operation, existence or removal of property of Tenant shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3)

conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.	No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos- containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

14.	Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties, nor shall the date of the commencement of the Term be extended as a result of the above actions.

15.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees, and then only if the operation does not violate the lease of any other tenant in the Building.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Tenant shall not canvass, solicit or peddle in or about the Building or the Property.

21.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

22.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

23.	Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

24.	The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT C

     COMMENCEMENT LETTER
                 (EXAMPLE)

Date:

Tenant:

Address:

Re:	Commencement Letter with respect to that certain Lease by and between EOP-WESTBROOK CORPORATE CENTER, L.L.C., a Delaware limited liability company, as Landlord, and ONLINE DATA CORP., a Delaware corporation, as Tenant, for 1,546 rentable square feet on the second floor of the Building located at Two Westbrook Corporate Center, Westchester, Illinois.

Dear	:

     In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Commencement Date of the Lease is	.

	2. The Termination Date of the Lease is	.

     Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Property Manager

Agreed and Accepted:
Tenant:	ONLINE DATA CORP.
By:

Name:

Title:

Date:

C-1

EXHIBIT D

WORK LETTER

     This Exhibit is attached to and made a part of the Lease by and between EOP-WESTBROOK CORPORATE CENTER, L.L.C., a Delaware limited liability company (“Landlord”) and ONLINE DATA CORP., a Delaware corporation (“Tenant”) for space in the Building located at Two Westbrook Corporate Center.

As used in this Workletter, the “Premises” shall be deemed to mean the Premises, as initially defined in the attached Lease.

1.	Landlord shall perform improvements to the Premises in accordance with the plans prepared by Whitney, Inc., dated February 14, 2002 (the “Plans”). The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the “Landlord Work.” It is agreed that construction of the Landlord Work is intended to be “turnkey” and will be completed at Landlord’s sole cost and expense (subject to the terms of Section 2 below) using Building Standard methods, materials and finishes. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment).

2.	If Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Landlord Work, if any, resulting from such revisions to the Plans. Tenant, within one Business Day, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any revision to the Plans. If such revisions result in an increase in the cost of Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord.

3.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

D-1

EXHIBIT E

ADDITIONAL PROVISIONS

     This Exhibit is attached to and made a part of the Lease and is entered into by and between EOP-WESTBROOK CORPORATE CENTER, L.L.C., a Delaware limited liability company (“Landlord”) and ONLINE DATA CORP., a Delaware corporation (“Tenant”) for space in the Building located at Two Westbrook Corporate Center, Westchester, Illinois.

1.	Parking.

A.	During the Lease Term, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant a total of one (1) space (collectively, “the Spaces”) in the Building garage (“Garage”) for the use of Tenant and its employees. No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the parking facilities or for Tenant utilizing less than all of the Spaces. Tenant shall not have the right to lease or otherwise use more than the number of Spaces set forth above.

B.	During the initial Lease Term, Tenant shall pay Landlord, as Additional Rent in accordance with Article IV of the Lease the sum of $zero (0) per month, plus applicable tax thereon for each unreserved Space leased by Tenant hereunder, as such rates may be adjusted from time to time to reflect the then current rate for such parking.

C.	Except for particular spaces designated by Landlord for specific parkers, all parking in the reserved parking areas of the Garage and surface parking areas serving the Building shall be on a first-come, first-served basis. Although some spaces in the Garage have been designated for specific parkers, Tenant acknowledges that going forward, it is Landlord’s intent that the Garage primarily be a reserved parking area but that individual stalls shall not be assigned to parkers. The spaces leased hereunder shall be leased for parking in reserved areas of the Garage and shall not be for specific Garage stalls.

D.	Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage or the surface parking areas regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Garage or the surface parking areas or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

E.	Landlord shall have the right from time to time to designate the reserved parking areas for Spaces and to promulgate reasonable rules and regulations regarding the Garage, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

F.	Tenant shall not store or permit its employees to store any automobiles in the Garage or on the surface parking areas without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Garage or on the surface parking areas overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

G.	Landlord shall have the right to temporarily close the Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage or the surface parking areas, if any.

H.	Tenant shall not assign or sublease any of the Spaces without the consent of Landlord. Landlord shall have the right to terminate this Parking Agreement with respect to any Spaces that Tenant desires to sublet or assign.

I.	Landlord may elect to provide parking cards or keys to control access to the Garage. In such event, Landlord shall provide Tenant with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

J.	Landlord reserves the right from time to time, to terminate Tenant’s right to all or any of the Spaces as follows: If Landlord determines by survey that Tenant is not using any of the Spaces on a consistent basis, Landlord shall notify Tenant that its continued failure to use all the Spaces on a consistent basis shall result in a reduction of the number of Spaces. If Tenant fails to resume the use of all the Spaces within 30 days following Landlord’s notice, Landlord may, by an additional written notice to Tenant, reduce the Spaces based upon Landlord’s survey.

K.	Landlord hereby reserves the right to enter into a management agreement or lease with an entity for the Garage (“Garage Operator”). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement with the Garage Operator and pay the Garage Operator the monthly charge established hereunder, and Landlord shall have no liability for claims arising through acts or omissions of the Garage Operator unless caused by Landlord’s negligence or willful misconduct. It is understood and agreed that the identity of the Garage Operator may change from time to time during the Term. Tenant hereby consents to the assignment, from time to time, of the initial or any successor Garage Operator’s interest in the Garage to another Garage Operator.

2.	Tenant Acceleration Option.

A.	Tenant shall have the right to accelerate the Termination Date (“Tenant Acceleration Option”) of the Lease from February 28, 2007 to July 31, 2003 (the “Accelerated Expiration Date”), if:

1.	Tenant is not in default under the Lease at the date Tenant provides Landlord with an Acceleration Notice (hereinafter defined), and

2.	no part of the Premises is sublet for a term extending past the Accelerated Expiration Date; and

3.	the Lease has not been assigned; and

4.	Landlord receives notice of acceleration (“Tenant Acceleration Notice”) not less than two (2) full calendar months prior to the Accelerated Expiration Date.

B.	If Tenant exercises its Tenant Acceleration Option, Tenant, simultaneously with delivery of the Tenant Acceleration Notice shall pay to Landlord the sum of Twenty Five Thousand Dollars ($25,000.00) (the “Acceleration Fee”) as a fee in connection with the acceleration of the Termination Date and not as a penalty, provided that the Acceleration Fee shall be increased by an amount equal to the unamortized portion of any concessions, commissions, allowances or other expenses incurred by Landlord in connection with any additional space leased by Tenant that is subject to Acceleration hereunder. Tenant shall remain liable for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Expiration Date even though billings for such may occur subsequent to the Accelerated Expiration Date.

C.	If Tenant, subsequent to providing Landlord with a Tenant Acceleration Notice, defaults in any of the provisions of this Lease (including, without limitation, a failure to pay any installment of the Acceleration Fee due hereunder), Landlord, at its option, may (i) declare Tenant’s exercise of the Acceleration Option to be null and void, and any Acceleration Fee paid to Landlord shall be returned to Tenant, after first applying such Acceleration Fee against any past due Rent under the Lease, or (ii) continue to honor Tenant’s exercise of its Tenant Acceleration Option, in which case, Tenant shall remain liable for the payment of the Acceleration Fee and for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Expiration Date even though billings for such may occur subsequent to the Accelerated Expiration Date.

3.	Landlord Acceleration Option. Landlord shall have the right to accelerate the Termination Date (“Landlord Acceleration Option”) of the Lease from February 28, 2007 to July 31, 2003 (the “Accelerated Expiration Date”), if Tenant receives notice of acceleration (“Landlord Acceleration Notice”) not less than six (6) full calendar months prior to the Accelerated Expiration Date. Landlord shall not be required to pay any acceleration fee to exercise this Landlord Acceleration Option.